Exhibit 99.1

Contact:	Joe Schierhorn, President, CEO, and COO
(907) 261-3308
Jed Ballard, Chief Financial Officer
(907) 261-3539

NEWS RELEASE

Northrim BanCorp Earns $4.8 Million, or $0.84 Per Diluted Share, in First Quarter 2023

ANCHORAGE, Alaska - April 27, 2023 - Northrim BanCorp, Inc. (NASDAQ:NRIM) (“Northrim” or the “Company”) today reported net income of $4.8 million, or $0.84 per diluted share, in the first quarter of 2023, compared to $8.6 million, or $1.48 per diluted share, in the fourth quarter of 2022, and $7.2 million, or $1.20 per diluted share, in the first quarter a year ago. The decrease in first quarter 2023 profitability as compared to the prior quarter was primarily the result of lower net interest income largely due to higher interest expense on deposits, as well as lower mortgage banking income and commercial servicing revenue and higher salaries and personnel expense. These changes were partially offset by a lower provision for credit losses compared to the preceding quarter. The decrease in profitability in the first quarter of 2023 compared to the same period a year ago was primarily due to a decrease in mortgage banking income as well as an increase in salaries and personnel expense. The first quarter of 2022 also included $2.0 million in keyman insurance proceeds. This non-recurring item represents 64% of the $3.1 million decrease in pretax income in the first quarter of 2023 compared to the first quarter of 2022.

Dividends per share increased to $0.60 in the first quarter of 2023 compared to $0.50 in the fourth quarter of 2022 and increased from $0.41 per share in the first quarter of 2022.

“First quarter results were impacted by increasing deposit costs and continued pressure on our mortgage banking business,” said Joe Schierhorn, President and Chief Executive Officer Northrim BanCorp, Inc. “We proactively adjusted pricing to retain deposits in the first quarter and we are cautiously optimistic that the pace of deposit yields will moderate in coming quarters. Mortgage originations continued to lag in the first quarter but we remain committed to the business as it has been profitable over the long term. Credit quality remains strong, and we believe that our lending standards and the diversity of our loan portfolio will enable our loans to continue to perform well if we do encounter an economic slowdown.”

First Quarter 2023 Highlights:

•Net interest income in the first quarter of 2023 decreased 8% to $25.0 million compared to $27.3 million in the fourth quarter of 2022 and increased 30% compared to $19.3 million in the first quarter of 2022.
•Net interest margin on a tax equivalent basis (“NIMTE”)* was 4.30% for the first quarter of 2023, an 6-basis point decrease from the fourth quarter of 2022 and a 110-basis point increase compared to the first quarter of 2022 due primarily to the increased yields on loans, investments, and cash.
•The weighted average interest rate for new loans booked in the first quarter of 2023 was 6.35% compared to 6.25% in the fourth quarter of 2022 and 4.48% in the first quarter a year ago.
•Return on average assets (“ROAA”) was 0.76% and return on average equity ("ROAE") was 8.73% for the first quarter of 2023.
•Portfolio loans were $1.54 billion at March 31, 2023, up 2% from the preceding quarter and up 11% from a year ago, primarily due to growth in core loans (excluding Paycheck Protection Program (“PPP”) loans). 71% of

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portfolio loans are variable and 16% of earning assets are subject to rate increases immediately when prime or other indices increase.
•Total deposits were $2.30 billion at March 31, 2023, down 4% from the preceding quarter, and down 2% from $2.34 billion a year ago. Demand deposits decreased 6% year-over-year to $767.8 million at March 31, 2023 and currently represent 34% of total deposits.
•The average cost of interest-bearing deposits was 1.20% at March 31, 2023, up from 0.56% at December 31, 2022 and 0.15% at March 31, 2022.
•Total liquid assets and investments and loans maturing within one year were $502.0 million and our funds available for borrowing under our existing lines of credit were $1.2 billion at March 31, 2023.

Financial Highlights	Three Months Ended
(Dollars in thousands, except per share data)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Total assets	$2,580,037	$2,674,318	$2,717,514	$2,611,154	$2,626,160
Total portfolio loans	$1,535,187	$1,501,785	$1,407,266	$1,405,709	$1,377,387
Total portfolio loans (excluding PPP loans)	$1,531,007	$1,494,675	$1,395,932	$1,373,837	$1,313,114
Total deposits	$2,296,273	$2,387,211	$2,439,335	$2,335,390	$2,343,066
Total shareholders’ equity	$224,425	$218,629	$210,699	$215,289	$225,832
Net income	$4,830	$8,595	$10,125	$4,795	$7,226
Diluted earnings per share	$0.84	$1.48	$1.76	$0.83	$1.20
Return on average assets	0.76%	1.26%	1.52%	0.74%	1.12%
Return on average shareholders’ equity	8.73%	15.71%	18.18%	8.58%	12.36%
NIM	4.22%	4.31%	4.22%	3.67%	3.18%
NIMTE*	4.30%	4.36%	4.27%	3.70%	3.20%
Efficiency ratio	78.51%	65.23%	63.69%	77.39%	70.02%
Total shareholders’ equity/total assets	8.70%	8.18%	7.75%	8.24%	8.60%
Tangible common equity/tangible assets*	8.13%	7.62%	7.21%	7.68%	8.04%
Book value per share	$39.56	$38.35	$37.09	$37.90	$38.40
Tangible book value per share*	$36.74	$35.55	$34.27	$35.08	$35.67
Dividends per share	$0.60	$0.50	$0.50	$0.41	$0.41
Common stock outstanding	5,672,841	5,700,728	5,681,089	5,681,089	5,881,708

* References to NIMTE, tangible book value per share, tangible common equity to tangible assets, and tangible common equity to tangible assets, excluding the fair value of the available for sale securities portfolio (all of which exclude intangible assets) represent non-GAAP financial measures. Management has presented these non-GAAP measurements in this earnings release, because it believes these measures are useful to investors. See the end of this release for reconciliations of these non-GAAP financial measures to GAAP financial measures.

Alaska Economic Update
(Note: sources for information included in this section are included on page 11.)

The Alaska Department of Labor ("DOL") has released preliminary data through February of 2023. The DOL reported Alaska’s seasonally adjusted unemployment rate for February of 2023 was 3.8% compared to 3.6% for the U.S. The DOL reports total payroll jobs in Alaska increased 2.5% or 7,700 jobs compared to February of 2022. All major sectors showed year over year growth in jobs with the exception of Manufacturing, which declined 100 jobs, or 0.9% over the last 12 months.

According to the DOL, Transportations, Warehousing and Utilities had the largest growth of 11.5% year over year in February, adding 2,300 jobs. The Leisure and Hospitality sector had strong growth of 7.2% over the same 12 month period, adding 2,100 jobs. The Oil and Gas sector has benefited from higher energy prices and new exploration activity, resulting in an increase of 300 jobs or 4.3% since February of 2022. Other Services grew 3.8%; Professional and Business Services added 2.7%; Construction grew 2.2%; and Information increased 2.1%

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compared to February of 2022. The Retail sector has fully recovered from pre-COVID levels and now has 900 more jobs than February of 2020.

Alaska’s Gross State Product (“GSP”) was estimated to be $64.1 billion in current dollars at the end of 2022, according to the Federal Bureau of Economic Analysis ("BEA"). Alaska’s inflation adjusted “real” GSP declined 2.4% in 2022. However, the decrease in “real” GSP was predominantly in the first half of the year and Alaska’s GSP grew at annualized rates of 8.7% in the third quarter and 4.1% in the fourth quarter of 2022. Alaska’s real GSP improvement in the second half of 2022 was primarily due to gains in the Oil and Gas sector, Transportation and Warehousing, Retail Trade and State & Local Government.

The BEA also calculated Alaska’s seasonally adjusted personal income at $50.6 billion at the end of 2022, an improvement of 4.8% for the year. The national average was an increase of 2.4% for the same period. “Alaskans’ personal income from wages, dividends, interest and rents was relatively similar to the US growth rates”, explains Mark Edwards, EVP Chief Credit Officer and Bank Economist. “However, Alaska was the only state in the country to have higher levels of government transfer payments in 2022 compared to 2021. The prior year was driven by large COVID relief payments, while the 2022 increase for Alaska was primarily due to the significantly larger Alaska Permanent Fund dividend payments of $3,284 per person compared to $1,114 in 2021. For about 650,000 qualified Alaskans that equates to an increase of $1.41 billion in government payments from the prior year. The Permanent Fund has grown to a value of $75.5 billion. The Permanent Fund is scheduled to transfer $3.4 billion to the State’s General Fund in fiscal year 2023. It will be divided between dividends to Alaskan citizens and funds for state government services.”

The price of Alaska North Slope (“ANS”) crude oil averaged $91.41 per barrel in Alaska’s fiscal year, which ended June 30, 2022. The Alaska Department of Revenue (“DOR”) forecasts ANS oil to average $85.25 per barrel in Alaska fiscal year 2023 and $73 in 2024. The DOR calculated ANS crude oil production was 486 thousand barrels per day in Alaska’s fiscal year ending June 30, 2022. The DOR has forecast production to increase to 501 thousand barrels per day in Alaska’s fiscal year 2023 and 512 thousand barrels per day in 2024. This is primarily a result of new production coming on line in the NPR-A region west of Prudhoe Bay.

According to the Mortgage Bankers Association, Alaska’s home mortgage delinquency rate in the fourth quarter of 2022 was 2.9% compared to 4.1% in the fourth quarter of 2021. Alaska’s delinquency rate of 2.9% compares to the national average rate of 3.9% for the fourth quarter of 2022. The Mortgage Bankers Association survey reported that the mortgage foreclosure inventory in Alaska in the fourth quarter of 2022 was 0.54% and the national average was 0.57%.

According to the Alaska Multiple Listing Services, the average sales price of a single family home in Anchorage rose 7.6% in 2022 to $456,509. This was the fifth consecutive year of price increases, following growth of 6.9% in 2021 and 5.8% in 2020. Average sales prices in the Matanuska Susitna Borough rose 9.9% in 2022 to $382,504, continuing a trend of average price increases for more than a decade. Average home prices in the Matanuska Susitna Borough increased 15.6% in 2021 and 9.9% in 2020. These two markets represent where the vast majority of Northrim Bank’s residential lending activity occurs.

The number of housing units sold in Anchorage did slow in 2022 by 21.2% compared to 2021, as reported by the Alaska Multiple Listing Services. This was following sales growth of 11.2% in 2021 compared to 2020. “A lack of inventory due to a reduction in the supply of new homes being constructed and a lower churn of existing homes being listed on the market are the primary reasons for the decline in sales”, according to Mr. Edwards. The Matanuska Susitna Borough also experienced a lower volume of home sales, down 11.9% in 2022 compared to the prior year. The number of units sold in the Matanuska Susitna Borough had been increasing for the prior four years and grew by 11.7% in 2021 as compared to 2020.

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Northrim Bank sponsors the Alaskanomics blog to provide news, analysis, and commentary on Alaska’s economy. Join the conversation at Alaskanomics.com, or for more information on the Alaska economy, visit: www.northrim.com and click on the “Business Banking” link and then click “Learn.” Information from our website is not incorporated into, and does not form, a part of this earnings release.

Review of Income Statement

Consolidated Income Statement

In the first quarter of 2023, Northrim generated a ROAA of 0.76% and a ROAE of 8.73%, compared to 1.26% and 15.71%, respectively, in the fourth quarter of 2022 and 1.12% and 12.36%, respectively, in the first quarter a year ago.

Net Interest Income/Net Interest Margin

Net interest income decreased 8% to $25.0 million in the first quarter of 2023 compared to $27.3 million in the fourth quarter of 2022 and increased 30% compared to $19.3 million in the first quarter of 2022. Interest expense on deposits increased 104% in the first quarter of 2023 to $4.6 million compared to $2.2 million in the fourth quarter of 2022 and increased 697% compared to $575,000 in the first quarter of 2022.

NIMTE* was 4.30% in the first quarter of 2023 compared to 4.36% in the preceding quarter and 3.20% in the first quarter a year ago. NIMTE* decreased 6 basis points in the first quarter of 2023 compared to the prior quarter mostly due to an increase in expense on interest-bearing deposits and increased 110 basis points compared to the first quarter of 2022 primarily due to higher yields on portfolio loans, investments, and interest bearing deposits in other banks. This increase in NIMTE* in the first quarter of 2023 compared to the first quarter of 2022 was only partially offset by higher rates on interest-bearing deposits. The weighted average interest rate for new loans booked in the first quarter of 2023 was 6.35% compared to 6.25% in the fourth quarter of 2022 and 4.48% in the first quarter a year ago. Additionally, the Company purchased long-term investments in the first quarter of 2023 with a weighted average yield of 7.21% compared to 5.64% in the fourth quarter of 2022 and 1.93% in the first quarter a year ago. “We expect our net interest margin to remain relatively stable as estimated increases in earning-asset yields are likely to be offset by increases in deposit rates, as the deposit market remains competitive in this rising interest rate environment,” said Jed Ballard, Chief Financial Officer. Northrim’s NIMTE* continues to remain above the peer average posted by the S&P U.S. Small Cap Bank Index with total market capitalization between $250 million and $1 billion as of December 31, 20221.

Provision for Credit Losses

Northrim recorded a provision for credit losses of $360,000 in the first quarter of 2023, which includes a $101,000 provision for credit losses on unfunded commitments and a provision for credit losses on loans of $259,000. This compares to a provision for credit losses of $1.9 million in the fourth quarter of 2022, and a benefit to the provision for credit losses of $150,000 in the first quarter a year ago. The $259,000 provision for credit losses on loans in the first quarter of 2023 accounts for loan growth and a decrease in management's assumptions for prepayment and curtailment speeds. These changes are only partially offset by improvement in management's forecasted economic factors.

Nonperforming loans, net of government guarantees, decreased during the quarter to $6.1 million at March 31, 2023, compared to $6.4 million at December 31, 2022, and decreased compared to $8.7 million at March 31, 2022.

The allowance for credit losses was 233% of nonperforming loans, net of government guarantees, at the end of the first quarter of 2023, compared to 215% three months earlier and 130% a year ago.

1As of December 31, 2022, the S&P U.S. Small Cap Bank Index tracked 242 banks with total common market capitalization between $250 million to $1B for the following ratio: NIMTE* of 3.51%.

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Other Operating Income

In addition to home mortgage lending, Northrim has interests in other businesses that complement its core community banking activities, including purchased receivables financing and wealth management. Other operating income contributed $4.9 million, or 16% of total first quarter 2023 revenues, as compared to $6.8 million, or 20% of revenues in the fourth quarter of 2022, and $10.8 million, or 36% of revenues in the first quarter of 2022. The decrease in other operating income in the first quarter of 2023 as compared to the preceding quarter is primarily the result of a decrease in commercial servicing revenue, as well as a decrease in mortgage banking income due to lower volume of mortgage activity and a decrease in the fair value of mortgage servicing rights. The decrease in other operating income in the first quarter of 2023 as compared to the first quarter a year ago was due primarily to lower volume of mortgage activity. See further discussion regarding mortgage activity during the first quarter below. The Company also recognized $2.0 million in life insurance proceeds received in connection with the death of the Company's former Executive Vice President, General Counsel and Corporate Secretary in the first quarter of 2022. The change in fair market value of marketable securities also decreased to a loss of $223,000 in the first quarter of 2023 compared to a gain of $81,000 in the fourth quarter of 2022 and increased compared to a loss of $422,000 in the first quarter of 2022.

Other Operating Expenses

Operating expenses were $23.5 million in the first quarter of 2023, compared to $22.2 million in the fourth quarter of 2022, and $21.1 million in the first quarter of 2022. The increase in other operating expenses in the first quarter of 2023 compared to the fourth quarter of 2022 and the first quarter of 2022 is primarily due to increased salaries and other personnel expense, as a result of branch expansion and salary increases. The Company opened its 18th branch in Nome in the fourth quarter of 2022 and its 19th branch in Kodiak in the first quarter of 2023.

Income Tax Provision

In the first quarter of 2023, Northrim recorded $1.2 million in state and federal income tax expense for an effective tax rate of 20.4%, compared to $1.4 million, or 13.6% in the fourth quarter of 2022 and $1.9 million, or 21.3% in the first quarter a year ago. The increase in the tax rate in the first quarter of 2023 as compared to the fourth quarter of 2022 is primarily the result of a decrease in tax benefits related to the Company's investment in low income housing tax credits.

Community Banking

Northrim opened its 19th branch in Kodiak, Alaska in the first quarter of 2023. “We are pleased to continue our expansion throughout Alaska with our 19th branch. We have been a part of the Kodiak community for the past few years with our loan production office and we are eager to meet the needs of the community through our new full service branch,” said Mike Huston, Northrim Bank President.

Net interest income in the Community Banking segment totaled $24.8 million in the first quarter of 2023, compared to $26.7 million in the fourth quarter of 2022 and $18.9 million in the first quarter of 2022. Net interest income decreased in the first quarter of 2023 as compared to the fourth quarter of 2022 mostly due to increased interest expense on interest-bearing deposits and lower average earning assets and increased as compared to the first quarter a year ago due to higher yields on interest-earning assets which were only partially offset by higher costs on interest-bearing liabilities.

In the most recent deposit market share data from the FDIC for the period from June 30, 2021, to June 30, 2022, Northrim’s deposit market share in Alaska increased to $2.4 billion, or 13.95% of Alaska's total deposits as of June 30, 2022 from $2.2 billion, or 13.00% of Alaska's total deposits as of June 30, 2021. This represents 9% growth for Northrim during that period while, according to the FDIC, the total deposits in Alaska were up only 1% during the same period. See further discussion regarding the Company's deposit movement for the quarter below.

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The following table provides highlights of the Community Banking segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Net interest income	$24,752	$26,741	$25,668	$21,603	$18,909
Provision (benefit) for credit losses	360	1,886	(353)	463	(150)
Other operating income	2,900	3,819	2,938	1,907	3,841
Other operating expense	17,417	16,678	15,977	16,415	14,831
Income before provision for income taxes	9,875	11,996	12,982	6,632	8,069
Provision for income taxes	2,315	1,884	2,911	1,605	1,641
Net income	$7,560	$10,112	$10,071	$5,027	$6,428
Weighted average shares outstanding, diluted	5,757,458	5,769,415	5,740,494	5,805,870	5,997,351
Diluted earnings per share	$1.31	$1.74	$1.75	$0.87	$1.07

Home Mortgage Lending

During the first quarter of 2023, mortgage loans funded for sale decreased to $50.7 million, of which 95% was for home purchases, compared to $82.1 million and 89% of loans funded for home purchases in the fourth quarter of 2022, and decreased as compared to $143.6 million, of which 76% was for home purchases in the first quarter of 2022. The rising interest rate environment has caused the housing market to slow down and also resulted in fewer refinances compared to 2022.

The Company has developed mortgage products including adjustable rate mortgages, a second home product, and extended locks which appeal to customers given the current interest rate environment. During the first quarter of 2023, Residential Mortgage originated $42.0 million in home mortgages that Northrim Bank purchased and booked as consumer loans, up from $34.6 million in the fourth quarter of 2022. Total mortgage production for the first quarter of 2023 was down 21% compared to the fourth quarter of 2022 and down 35% compared to the first quarter a year ago. Given the seasonality of the mortgage operations, the Company usually sees an increase in production in the second quarter. Additionally, management anticipates that the volume of mortgages that Northrim Bank will purchase from Residential Mortgage to decrease, as they look to sell a larger percentage of production on the secondary market.

The net change in fair value of mortgage servicing rights decreased mortgage banking income by $795,000 during the first quarter of 2023 compared to a decrease of $318,000 for the fourth quarter of 2022 and an increase of $711,000 for the first quarter of 2022. Mortgage servicing rights were $18.3 million, or 2.01% of serviced loans compared to $18.6 million, or 2.07% of serviced loans at December 31, 2022. The decrease in mortgage servicing rights as a percentage of serviced loans at March 31, 2023 compared to December 31, 2022 is primarily due to the fact that new mortgage servicing rights booked during the first quarter were recorded at a lower value resulting from general market conditions than the runoff of mortgage servicing rights during the first quarter resulting from normal principal reductions and payoffs.

Mortgage servicing revenue decreased to $1.4 million in the first quarter of 2023 from $2.1 million in the fourth quarter of 2022 and $1.8 million in the first quarter of 2022 due to lower production of Alaska Housing Finance Corporation (AHFC) mortgages which contribute to servicing revenues at origination. In the first quarter of 2023, the Company added $21 million in new loans to the servicing portfolio as compared to $43 million in the fourth quarter of 2022 and $36 million in the first quarter of 2022.

Other operating expense increased to $6.1 million in the first quarter of 2023, compared to $5.5 million in the fourth quarter of 2022, and decreased slightly compared to $6.3 million in the first quarter of 2022. The increase in other operating expenses in the first quarter of 2023 compared to the fourth quarter of 2022 is primarily due to increased

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salaries and other personnel expense. Despite lower mortgage loan production volumes, salaries and other personnel expense increased as a result of branch expansion in new markets in late 2022 and early 2023.

As of March 31, 2023, Northrim serviced 3,496 loans in its $911.1 million home-mortgage-servicing portfolio, a 1% increase compared to the $898.8 million serviced for the fourth quarter of 2022, and a 15% increase from the $789.4 million serviced a year ago. Delinquencies in the loan servicing portfolio totaled 2.0% at March 31, 2023, compared to 2.6% at March 31, 2022.

The following table provides highlights of the Home Mortgage Lending segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Mortgage commitments	$41,050	$29,065	$74,731	$116,167	$130,208
Mortgage loans funded for sale	$50,725	$82,149	$168,786	$191,023	$143,575
Mortgage loans funded for investment	$41,964	$34,622	$—	$—	$—
Total mortgage loans funded	$92,689	$116,771	$168,786	$191,023	$143,575
Mortgage loan refinances to total fundings	5%	11%	7%	10%	24%
Mortgage loans serviced for others	$911,065	$898,840	$859,288	$818,266	$789,382

Net realized gains on mortgage loans sold	$1,305	$1,567	$3,736	$4,649	$3,921
Change in fair value of mortgage loan commitments, net	125	(446)	(395)	(603)	409
Total production revenue	1,430	1,121	3,341	4,046	4,330
Mortgage servicing revenue	1,368	2,120	2,121	1,932	1,771
Change in fair value of mortgage servicing rights:
Due to changes in model inputs of assumptions[1]	(212)	93	555	(225)	1,192
Other[2]	(583)	(411)	(410)	(25)	(481)
Total mortgage servicing revenue, net	573	1,802	2,266	1,682	2,482
Other mortgage banking revenue	5	33	127	172	170
Total mortgage banking income	$2,008	$2,956	$5,734	$5,900	$6,982

Net interest income	$280	$546	$643	$609	$395
Mortgage banking income	2,008	2,956	5,734	5,900	6,982
Other operating expense	6,092	5,548	6,309	6,823	6,270
(Loss) income before provision for income taxes	(3,804)	(2,046)	68	(314)	1,107
(Benefit) provision for income taxes	(1,074)	(529)	14	(82)	309
Net (loss) income	($2,730)	($1,517)	$54	($232)	$798

Weighted average shares outstanding, diluted	5,757,458	5,769,415	5,740,494	5,805,870	5,997,351
Diluted earnings per share	($0.47)	($0.26)	$0.01	($0.04)	$0.13
1Principally reflects changes in discount rates and prepayment speed assumptions, which are primarily affected by changes in interest rates.
2Represents changes due to collection/realization of expected cash flows over time.

Balance Sheet Review

Northrim’s total assets were $2.58 billion at March 31, 2023, down 4% from the preceding quarter and 2% from a year ago. Northrim’s loan-to-deposit ratio was 67% at March 31, 2023, up from 63% at December 31, 2022, and 59% at March 31, 2022.

Liquidity levels decreased with interest-bearing deposits in other banks at $110.2 million, representing 5% of interest-earning assets as of March 31, 2023, compared to 21% at March 31, 2022. The Company has other available sources of liquidity to fund unforeseen liquidity needs, including borrowings available through our

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correspondent banking relationships and our credit lines with the Federal Reserve Bank and the FHLB. At March 31, 2023, our liquid assets and investments and loans maturing within one year were $502.0 million and our funds available for borrowing under our existing lines of credit were $1.2 billion. Given these sources of liquidity and our expectations for customer demands for cash and for our operating cash needs, we believe our sources of liquidity to be sufficient for the foreseeable future.

Average interest-earning assets were $2.40 billion in the first quarter of 2023, down 4% from $2.51 billion in the fourth quarter of 2022 and down 2% from $2.46 billion in the first quarter a year ago. The average yield on interest-earning assets was 5.10% in the first quarter of 2023, up from 4.74% in the preceding quarter and 3.33% in the first quarter a year ago.

Average investment securities increased to $727.6 million in the first quarter of 2023, compared to $712.8 million in the fourth quarter of 2022 and $491.0 million in the first quarter a year ago. The average net tax equivalent yield on the securities portfolio was 2.40% for the first quarter of 2023, up from 2.30% in the preceding quarter and up from 1.23% in the year ago quarter. The average estimated duration of the investment portfolio at March 31, 2023, was approximately three-years compared to approximately four-years at March 31, 2022. As of March 31, 2023, $29.6 million available for sale securities are scheduled to mature in the next six months, $76.9 million are scheduled to mature in six months to one year, and $151.8 million are scheduled to mature in the following year, a total of $258.3 million or 11% of earning assets at March 31, 2023.

Total unrealized losses, net of tax, on available for sale securities decreased by $5.8 million in the first quarter of 2023 resulting in total unrealized loss, net of tax, of $24.3 million due largely to decreasing interest rates, compared to $30.1 million at December 31, 2022, and $14.4 million a year ago. Total unrealized losses on held to maturity securities were $4.2 million at March 31, 2023, compared to $4.1 million at December 31, 2022, and $1.9 million a year ago.

“Portfolio loans increased $33.4 million during the first quarter of 2023 as compared to the fourth quarter of 2022, primarily as a result of increased mortgages purchased from Residential Mortgage,” said Mike Huston, Northrim Bank President. Mr. Huston added that “Core loan production is typically slower in the first quarter of the year, however, we continue to see a strong loan pipeline.” Portfolio loans were $1.54 billion at March 31, 2023, up 2% from the preceding quarter and up 11% from a year ago. Average portfolio loans in the first quarter of 2023 were $1.52 billion, which was up 4% from the preceding quarter and up 10% from a year ago. Yields on average portfolio loans in the first quarter of 2023 increased to 6.28% from 5.98% in the fourth quarter of 2022 and increased from 5.27% in the first quarter of 2022. The increase in the yield on portfolio loans in the first quarter of 2023 compared to the fourth quarter of 2022 and the first quarter a year ago is primarily due to loan repricing due to the increases in interest rates and new loans booked at higher rates due to changes in the interest rate environment. 27% of loans mature or reprice in the next three months, 15% of loans mature or reprice in three to twelve months, and 17% of loans mature or reprice in one to two years.

Alaskans continue to account for substantially all of Northrim’s deposit base, which is primarily made up of low-cost transaction accounts. Total deposits were $2.30 billion at March 31, 2023, down 4% from $2.39 billion at December 31, 2022, and down 2% from $2.34 billion a year ago. At March 31, 2023, 68% of total deposits were held in business accounts and 32% of deposit balances were held in consumer accounts. Northrim had approximately 33,000 deposit customers with an average balance of $69,000 as of March 31, 2023. Northrim had 16 customers with balances over $10 million as of March 31, 2023, which accounted for $346.9 million, or 15%, of total deposits. Of these $346.9 million of deposits, approximately one-third are insured using ICS or CDARS and approximately one-fourth are with long-term customers with whom Northrim has significant lending relationships. ICS and CDARS deposits are divided into amounts under the FDIC insurance maximum and allocated among member banks, making the large deposit eligible for FDIC insurance. Demand deposits decreased by 4% from the prior quarter and decreased 6% year-over-year to $767.8 million at March 31, 2023. Demand deposits remained consistent at 34% of total deposits at March 31, 2023 and December 31, 2022 and 35% of total deposits at March 31, 2022. Average interest-bearing deposits were down 2% to $1.54 billion with an average cost of 1.20% in the first quarter of 2023, compared to $1.58 billion and an average cost of 0.56% in the fourth quarter of 2022, and up 1% compared to $1.53 billion and an average cost of 0.15% in the first quarter of 2022. Uninsured deposits totaled

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$981.3 million or 43% of total deposits as of March 31, 2023 compared to $1.1 billion or 46% of total deposits as of December 31, 2022. As interest rates continued to increase in the first quarter of 2023, Northrim began a proactive, targeted approach to increase deposit rates. There was no unusual deposit activity during the first quarter of 2023.

Shareholders’ equity was $224.4 million, or $39.56 book value per share, at March 31, 2023, compared to $218.6 million, or $38.35 book value per share, at December 31, 2022 and $225.8 million, or $38.40 book value per share, a year ago. Tangible book value per share* was $36.74 at March 31, 2023, compared to $35.55 at December 31, 2022, and $35.67 per share a year ago. The increase in shareholders’ equity in the first quarter of 2023 as compared to the fourth quarter of 2022 was largely the result of the increase in the fair value of the available for sale securities portfolio, which increased $5.8 million, net of tax, as well as earnings of $4.8 million, which was only partially offset by dividends paid of $3.4 million and repurchases of common stock of $1.3 million. The Company purchased 27,887 shares of common stock in the first quarter of 2023 and has 257,113 shares remaining under the current share repurchase program. Tangible common equity to tangible assets* was 8.13% as of March 31, 2023. Tangible common equity to tangible common assets, excluding the impact of the fair value of the available for sale securities portfolio*, was 8.99% as of March 31, 2023, compared to 8.67% as of December 31, 2022. Northrim continues to maintain capital levels in excess of the requirements to be categorized as “well-capitalized” with Tier 1 Capital to Risk Adjusted Assets of 12.75% at March 31, 2023, compared to 12.81% at December 31, 2022, and 13.76% at March 31, 2022.

Asset Quality

Northrim believes it has a consistent lending approach throughout the economic cycles, which supports appropriate loan-to-value ratios, adequate debt coverage ratios, and competent management.

Nonperforming assets (“NPAs”) net of government guarantees were stable at $6.4 million at March 31, 2023 and at December 31, 2022 and down from $13.1 million a year ago. Of the NPAs at March 31, 2023, $4.5 million, or 71% are nonaccrual loans related to four commercial relationships.

Net adversely classified loans were $7.2 million at March 31, 2023, as compared to $7.6 million at December 31, 2022, and $11.7 million a year ago. Adversely classified loans are loans that Northrim has classified as substandard, doubtful, and loss, net of government guarantees. Net loan recoveries were $60,000 in the first quarter of 2023, compared to net loan recoveries of $87,000 in the fourth quarter of 2022, and net loan charge-offs of $262,000 in the first quarter of 2022.

Special mention loans increased to $15.5 million at March 31, 2023 from $4.8 million at December 31, 2022 due to specific concerns about two commercial credits. Northrim is actively working with the customers to improve the credit risk profile of the loans.

The Company adopted Accounting Standards Update 2022-02, Financial Instruments - Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures ("ASU 2022-02") on January 1, 2023. The amendments in ASU 2022-02 eliminate the accounting guidance for troubled debt restructurings by creditors while enhancing disclosure requirements for certain loan refinancings and restructurings by creditors when a borrower is experiencing financial difficulty. Northrim had no such loan modifications in the first quarter of 2023.

Northrim had $126.7 million, or 8% of portfolio loans, in the Healthcare sector, $99.9 million, or 6% of portfolio loans, in the Tourism sector, $69.5 million, or 5% of portfolio loans, in the Fishing sector, $68.7 million, or 4% of portfolio loans, in the Accommodations sector, $54.2 million, or 4% of portfolio loans, in the Retail sector, $50.3 million, or 3% of portfolio loans, in the Aviation (non-tourism) sector, and $47.3 million, or 3% in the Restaurants and Breweries sector as of March 31, 2023.

Northrim estimates that $79.0 million, or approximately 5% of portfolio loans, had direct exposure to the oil and gas industry in Alaska, as of March 31, 2023, and $3.4 million of these loans are adversely classified. As of March 31, 2023, Northrim has an additional $54.8 million in unfunded commitments to companies with direct exposure to the oil and gas industry in Alaska, and none of these unfunded commitments are considered to be adversely classified

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loans. Northrim defines direct exposure to the oil and gas sector as loans to borrowers that provide oilfield services and other companies that have been identified as significantly reliant upon activity in Alaska related to the oil and gas industry, such as lodging, equipment rental, transportation and other logistics services specific to this industry.

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, an Alaska-based community bank with 19 branches in Anchorage, the Matanuska Valley, Soldotna, Juneau, Fairbanks, Ketchikan, Sitka, Kodiak, and Nome, serving 90% of Alaska’s population; and an asset based lending division in Washington; and a wholly-owned mortgage brokerage company, Residential Mortgage Holding Company, LLC. Northrim Bank differentiates itself with its detailed knowledge of Alaska’s economy and its “Customer First Service” philosophy. Pacific Wealth Advisors, LLC is an affiliated company of Northrim BanCorp.

www.northrim.com

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Forward-Looking Statement
This release may contain “forward-looking statements” as that term is defined for purposes of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are, in effect, management’s attempt to predict future events, and thus are subject to various risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy, management’s plans and objectives for future operations are forward-looking statements. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim and its management are intended to help identify forward-looking statements. Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct. Forward-looking statements, are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements. These risks and uncertainties include: the effect of the novel coronavirus (“COVID-19”) pandemic and other infection illness outbreaks that may arise in the future and the resulting governmental or societal responses; impact of the results of government initiatives on the regulatory landscape, natural resource extraction industries, and capital markets; the impact of declines in the commercial and residential real estate markets, high unemployment rates, inflationary pressures and slowdowns in economic growth; potential further increases in interest rates, inflation, supply-chain constraints, and potential geopolitical instability, including the war in Ukraine; financial stress on borrowers (consumers and businesses) as a result of higher rates or an uncertain economic environment; the general condition of, and changes in, the Alaska economy; our ability to maintain or expand our market share or net interest margin; the sufficiency of our provision for credit losses and the accuracy of the assumptions or estimates used in preparing our financial statements, including those related to current expected credit losses accounting guidance; the value of securities held in our investment portfolio; our ability to maintain asset quality; our ability to implement our marketing and growth strategies; our ability to identify and address cyber-security risks, including security breaches, “denial of service attacks,” “hacking,” and identity theft; and our ability to execute our business plan. Further, actual results may be affected by competition on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy. In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates. Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and from time to time are disclosed in our other filings with the Securities and Exchange Commission. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations. These forward-looking statements are made only as of the date of this release, and Northrim does not undertake any obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this release.

References:

www.sba.gov/ak

https://www.bea.gov/

http://almis.labor.state.ak.us/

http://www.tax.alaska.gov/programs/oil/prevailing/ans.aspx

http://www.tax.state.ak.us/

www.mba.org

https://www.alaskarealestate.com/MLSMember/RealEstateStatistics.aspx

https://tax.alaska.gov/programs/programs/reports/RSB.aspx?Year=2023&Type=Spring

https://www.capitaliq.spglobal.com/web/client?auth=inherit&overridecdc=1&#markets/indexFinancials

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Income Statement
(Dollars in thousands, except per share data)	Three Months Ended
(Unaudited)	March 31,	December 31,	March 31,
	2023	2022	2022
Interest Income:
Interest and fees on loans	$23,694	$22,580	$18,268
Interest on portfolio investments	4,612	4,380	1,548
Interest on deposits in banks	1,489	2,758	242
Total interest income	29,795	29,718	20,058
Interest Expense:
Interest expense on deposits	4,583	2,247	575
Interest expense on borrowings	180	184	179
Total interest expense	4,763	2,431	754
Net interest income	25,032	27,287	19,304

Provision (benefit) for credit losses	360	1,886	(150)
Net interest income after provision (benefit) for credit losses	24,672	25,401	19,454

Other Operating Income:
Mortgage banking income	2,008	2,956	6,982
Bankcard fees	908	974	804
Purchased receivable income	977	473	402
Service charges on deposit accounts	457	403	374
Commercial servicing revenue	166	1,186	137
Unrealized gain (loss) on marketable equity securities	(223)	81	(422)
Keyman insurance proceeds	—	—	2,002
Other income	615	702	544
Total other operating income	4,908	6,775	10,823

Other Operating Expense:
Salaries and other personnel expense	15,484	14,155	14,106
Data processing expense	2,355	2,309	1,992
Occupancy expense	1,943	1,731	1,726
Professional and outside services	722	669	722
Insurance expense	557	427	566
Marketing expense	564	984	425
OREO expense, net rental income and gains on sale	26	384	(12)
Intangible asset amortization expense	4	6	6
Other operating expense	1,854	1,561	1,570
Total other operating expense	23,509	22,226	21,101

Income before provision for income taxes	6,071	9,950	9,176
Provision for income taxes	1,241	1,355	1,950
Net income	$4,830	$8,595	$7,226

Basic EPS	$0.85	$1.51	$1.22
Diluted EPS	$0.84	$1.48	$1.20
Weighted average shares outstanding, basic	5,691,432	5,690,354	5,938,037
Weighted average shares outstanding, diluted	5,757,458	5,769,415	5,997,351

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Balance Sheet
(Dollars in thousands)
(Unaudited)	March 31,	December 31,	March 31,
	2023	2022	2022

Assets:
Cash and due from banks	$28,976	$27,747	$19,326
Interest bearing deposits in other banks	110,235	231,603	513,482
Investment securities available for sale, at fair value	677,734	677,029	488,347
Investment securities held to maturity	36,750	36,750	24,750
Marketable equity securities, at fair value	10,515	10,740	7,997
Investment in Federal Home Loan Bank stock	3,752	3,816	3,828
Loans held for sale	23,985	27,538	49,980

Portfolio loans	1,535,187	1,501,785	1,377,387
Allowance for credit losses, loans	(14,157)	(13,838)	(11,310)
Net portfolio loans	1,521,030	1,487,947	1,366,077
Purchased receivables, net	21,190	19,994	8,552
Mortgage servicing rights, at fair value	18,303	18,635	15,422
Other real estate owned, net	273	—	5,638
Premises and equipment, net	38,163	37,821	37,416
Lease right of use asset	9,469	9,868	10,432
Goodwill and intangible assets	15,980	15,984	16,003
Other assets	63,682	68,846	58,910
Total assets	$2,580,037	$2,674,318	$2,626,160

Liabilities:
Demand deposits	$767,772	$797,434	$812,545
Interest-bearing demand	717,910	767,686	674,393
Savings deposits	292,857	320,917	351,681
Money market deposits	262,478	308,317	329,261
Time deposits	255,256	192,857	175,186
Total deposits	2,296,273	2,387,211	2,343,066
Other borrowings	13,991	14,095	14,404
Junior subordinated debentures	10,310	10,310	10,310
Lease liability	9,466	9,865	10,402
Other liabilities	25,572	34,208	22,146
Total liabilities	2,355,612	2,455,689	2,400,328

Shareholders’ Equity:
Total shareholders’ equity	224,425	218,629	225,832
Total liabilities and shareholders’ equity	$2,580,037	$2,674,318	$2,626,160

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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Composition of Portfolio Loans
	March 31, 2023		December 31, 2022		September 30, 2022		June 30, 2022		March 31, 2022
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Commercial loans	$608,499	39%	$600,292	41%	$584,533	41%	$547,495	39%	$529,331	37%
SBA Paycheck Protection Program loans	4,375	—%	7,331	—%	11,724	1%	32,948	2%	66,680	5%
CRE owner occupied loans	254,911	17%	255,470	17%	231,404	16%	241,575	17%	230,350	17%
CRE nonowner occupied loans	432,679	28%	438,680	29%	418,845	30%	416,285	30%	397,212	29%
Construction loans	119,641	8%	125,739	8%	118,452	8%	131,850	9%	126,679	9%
Consumer loans	123,707	8%	82,883	5%	50,281	4%	43,852	3%	36,516	3%
Subtotal	1,543,812		1,510,395		1,415,239		1,414,005		1,386,768
Unearned loan fees, net	(8,625)		(8,610)		(7,973)		(8,296)		(9,381)
Total portfolio loans	$1,535,187		$1,501,785		$1,407,266		$1,405,709		$1,377,387

Composition of Deposits
	March 31, 2023		December 31, 2022		September 30, 2022		June 30, 2022		March 31, 2022
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Demand deposits	$767,772	34%	$797,434	34%	$861,378	35%	$830,156	35%	$812,545	35%
Interest-bearing demand	717,910	31%	767,686	32%	757,422	31%	666,283	29%	674,393	29%
Savings deposits	292,857	13%	320,917	13%	344,975	14%	349,208	15%	351,681	15%
Money market deposits	262,478	11%	308,317	13%	309,690	13%	319,843	14%	329,261	14%
Time deposits	255,256	11%	192,857	8%	165,870	7%	169,900	7%	175,186	7%
Total deposits	$2,296,273		$2,387,211		$2,439,335		$2,335,390		$2,343,066

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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Asset Quality	March 31,	December 31,	March 31,
	2023	2022	2022
Nonaccrual loans	$8,775	$7,076	$9,609
Loans 90 days past due and accruing	—	—	—
Total nonperforming loans	8,775	7,076	9,609
Nonperforming loans guaranteed by government	(2,692)	(646)	(907)
Net nonperforming loans	6,083	6,430	8,702
Other real estate owned	273	—	5,638
Other real estate owned guaranteed by government	—	—	(1,279)
Net nonperforming assets	$6,356	$6,430	$13,061
Nonperforming loans, net of government guarantees / portfolio loans	0.40%	0.43%	0.63%
Nonperforming loans, net of government guarantees / portfolio loans,
net of government guarantees	0.43%	0.46%	0.70%
Nonperforming assets, net of government guarantees / total assets	0.25%	0.24%	0.50%
Nonperforming assets, net of government guarantees / total assets
net of government guarantees	0.26%	0.25%	0.53%

Adversely classified loans, net of government guarantees	$7,221	$7,581	$11,652
Special mention loans, net of government guarantees	$15,547	$4,760	$4,211
Loans 30-89 days past due and accruing, net of government guarantees /
portfolio loans	0.06%	0.01%	0.03%
Loans 30-89 days past due and accruing, net of government guarantees /
portfolio loans, net of government guarantees	0.06%	0.01%	0.03%

Allowance for credit losses / portfolio loans	0.92%	0.92%	0.82%
Allowance for credit losses / portfolio loans, net of government guarantees	0.99%	0.99%	0.92%
Allowance for credit losses / nonperforming loans, net of government
guarantees	233%	215%	130%

Gross loan charge-offs for the quarter	$14	$—	$295
Gross loan recoveries for the quarter	($74)	($87)	($33)
Net loan (recoveries) charge-offs for the quarter	($60)	($87)	$262
Net loan charge-offs (recoveries) for the quarter / average loans, for the quarter	0.00%	(0.01)%	0.02%

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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Nonperforming Assets Rollforward
				Writedowns	Transfers to	Transfers to
	Balance at December 31, 2022	Additions this quarter	Payments this quarter	/Charge-offs this quarter	OREO/ REPO	Performing Status this quarter	Sales this quarter	Balance at March 31, 2023
Commercial loans	$4,349	$2,822	($796)	$—	$—	$—	$—	$6,375
Commercial real estate	2,413	—	(45)	—	(273)	—	—	2,095
Construction loans	109	—	—	—	—	—	—	109
Consumer loans	205	14	(9)	(14)	—	—	—	196
Non-performing loans guaranteed by government	(646)	(2,540)	494	—	—	—	—	(2,692)
Total non-performing loans	6,430	296	(356)	(14)	(273)	—	—	6,083
Other real estate owned	—	273	—	—	—	—	—	273
Other real estate owned guaranteed
by government	—	—	—	—	—	—	—	—
Total non-performing assets,
net of government guarantees	$6,430	$569	($356)	($14)	($273)	$—	$—	$6,356

The following table details loan charge-offs, by industry:

Loan Charge-offs by Industry
	Three Months Ended
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Charge-offs:
Architectural services	$—	$—	$20	$—	$—
Land subdivision	—	—	—	166	—
Assisted living facility	—	—	—	—	19
Restaurants	—	—	25	—	—
Consumer	14	—	3	—	—
Site preparation contractors	—	—	—	—	276
Total charge-offs	$14	$—	$48	$166	$295

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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Average Balances, Yields, and Rates
	Three Months Ended
	March 31, 2023		December 31, 2022		March 31, 2022
		Average		Average		Average
	Average	Tax Equivalent	Average	Tax Equivalent	Average	Tax Equivalent
	Balance	Yield/Rate	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest bearing deposits in other banks	$130,929	4.55%	$294,267	3.67%	$538,537	0.18%
Portfolio investments	727,610	2.40%	712,842	2.30%	491,029	1.23%
Loans held for sale	20,901	5.54%	40,186	5.52%	52,630	3.08%
Portfolio loans	1,524,130	6.28%	1,466,567	5.98%	1,379,850	5.27%
Total interest-earning assets	2,403,570	5.10%	2,513,862	4.74%	2,462,046	3.33%
Nonearning assets	185,755		182,884		156,482
Total assets	$2,589,325		$2,696,746		$2,618,528

Liabilities and Shareholders’ Equity
Interest-bearing deposits	$1,543,437	1.20%	$1,579,845	0.56%	$1,526,100	0.15%
Borrowings	24,366	2.92%	24,470	2.92%	24,777	2.91%
Total interest-bearing liabilities	1,567,803	1.23%	1,604,315	0.60%	1,550,877	0.20%

Noninterest-bearing demand deposits	756,088		831,841		794,702
Other liabilities	41,067		43,500		35,835
Shareholders’ equity	224,367		217,090		237,114
Total liabilities and shareholders’ equity	$2,589,325		$2,696,746		$2,618,528
Net spread		3.87%		4.14%		3.13%
NIM		4.22%		4.31%		3.18%
NIMTE*		4.30%		4.36%		3.20%
Cost of funds		0.83%		0.40%		0.13%
Average portfolio loans to average
interest-earning assets	63.41%		58.34%		56.04%
Average portfolio loans to average total deposits	66.28%		60.81%		59.46%
Average non-interest deposits to average
total deposits	32.88%		34.49%		34.24%
Average interest-earning assets to average
interest-bearing liabilities	153.31%		156.69%		158.75%

The components of the change in NIMTE* are detailed in the table below:

	1Q23 vs. 4Q22	1Q23 vs. 1Q22
Nonaccrual interest adjustments	—%	0.02%
Impact of SBA Paycheck Protection Program loans	(0.01)%	(0.28)%
Interest rates on loans and liabilities and loan fees, all other loans	(0.08)%	1.34%
Volume and mix of other interest-earning assets and liabilities	0.03%	0.02%
Change in NIMTE*	(0.06)%	1.10%

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Additional Financial Information
(Dollars in thousands, except per share data)
(Unaudited)

Capital Data (At quarter end)
	March 31, 2023	December 31, 2022	March 31, 2022
Book value per share	$39.56	$38.35	$38.40
Tangible book value per share*	$36.74	$35.55	$35.67
Total shareholders’ equity/total assets	8.70%	8.18%	8.60%
Tangible Common Equity/Tangible Assets*	8.13%	7.62%	8.04%
Tier 1 Capital / Risk Adjusted Assets	12.75%	12.81%	13.76%
Total Capital / Risk Adjusted Assets	13.60%	13.64%	14.49%
Tier 1 Capital / Average Assets	9.40%	9.01%	9.00%
Shares outstanding	5,672,841	5,700,728	5,881,708
Total unrealized loss on AFS debt securities, net of income taxes	($24,311)	($30,121)	($14,390)
Total unrealized gain (loss) on derivatives and hedging activities, net of income taxes	$827	$1,040	($20)

Profitability Ratios
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
For the quarter:
NIM	4.22%	4.31%	4.22%	3.67%	3.18%
NIMTE*	4.30%	4.36%	4.27%	3.70%	3.20%
Efficiency ratio	78.51%	65.23%	63.69%	77.39%	70.02%
Return on average assets	0.76%	1.26%	1.52%	0.74%	1.12%
Return on average equity	8.73%	15.71%	18.18%	8.58%	12.36%

Northrim BanCorp Earns $4.8 Million, or $0.84 per Diluted Share in 1Q23
April 27, 2023
19 of 21

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although we believe these non-GAAP financial measures are frequently used by stakeholders in the evaluation of the Company, they have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of results as reported under GAAP.

Net interest margin on a tax equivalent basis

Net interest margin on a tax equivalent basis (“NIMTE”) is a non-GAAP performance measurement in which interest income on non-taxable investments and loans is presented on a tax equivalent basis using a combined federal and state statutory rate of 28.43% in both 2023 and 2022. The most comparable GAAP measure is net interest margin and the following table sets forth the reconciliation of NIMTE to net interest margin.

	Three Months Ended
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Net interest income	$25,032	$27,287	$26,311	$22,212	$19,304
Divided by average interest-bearing assets	2,403,570	2,513,862	2,471,640	2,429,394	2,462,046
Net interest margin (“NIM”)[2]	4.22%	4.31%	4.22%	3.67%	3.18%

Net interest income	$25,032	$27,287	$26,311	$22,212	$19,304
Plus: reduction in tax expense related to
tax-exempt interest income	429	325	284	193	137
	$25,461	$27,612	$26,595	$22,405	$19,441
Divided by average interest-bearing assets	2,403,570	2,513,862	2,471,640	2,429,394	2,462,046
NIMTE[2]	4.30%	4.36%	4.27%	3.70%	3.20%

2Calculated using actual days in the quarter divided by 365 for the quarters ended in 2023 and 2022, respectively.

Tangible Book Value

Tangible book value is a non-GAAP measure defined as shareholders’ equity, less intangible assets, divided by shares outstanding. The most comparable GAAP measure is book value per share and the following table sets forth the reconciliation of tangible book value per share and book value per share.

	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022

Total shareholders’ equity	$224,425	$218,629	$210,699	$215,289	$225,832
Divided by shares outstanding	5,673	5,701	5,681	5,681	5,882
Book value per share	$39.56	$38.35	$37.09	$37.90	$38.39

	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022

Total shareholders’ equity	$224,425	$218,629	$210,699	$215,289	$225,832
Less: goodwill and intangible assets	15,980	15,984	15,990	15,997	16,003
	$208,445	$202,645	$194,709	$199,292	$209,829
Divided by shares outstanding	5,673	5,701	5,681	5,681	5,882
Tangible book value per share	$36.74	$35.55	$34.27	$35.08	$35.67

Northrim BanCorp Earns $4.8 Million, or $0.84 per Diluted Share in 1Q23
April 27, 2023
20 of 21

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Tangible Common Equity to Tangible Assets

Tangible common equity to tangible assets is a non-GAAP ratio that represents total equity less goodwill and intangible assets divided by total assets less goodwill and intangible assets. The most comparable GAAP measure of shareholders’ equity to total assets is calculated by dividing total shareholders’ equity by total assets and the following table sets forth the reconciliation of tangible common equity to tangible assets and shareholders’ equity to total assets.

Northrim BanCorp, Inc.	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022

Total shareholders’ equity	$224,425	$218,629	$210,699	$215,289	$225,832
Total assets	2,580,037	2,674,318	2,717,514	2,611,154	2,626,160
Total shareholders’ equity to total assets	8.70%	8.18%	7.75%	8.24%	8.60%

Northrim BanCorp, Inc.	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Total shareholders’ equity	$224,425	$218,629	$210,699	$215,289	$225,832
Less: goodwill and other intangible assets, net	15,980	15,984	15,990	15,997	16,003
Tangible common shareholders’ equity	$208,445	$202,645	$194,709	$199,292	$209,829

Total assets	$2,580,037	$2,674,318	$2,717,514	$2,611,154	$2,626,160
Less: goodwill and other intangible assets, net	15,980	15,984	15,990	15,997	16,003
Tangible assets	$2,564,057	$2,658,334	$2,701,524	$2,595,157	$2,610,157
Tangible common equity ratio	8.13%	7.62%	7.21%	7.68%	8.04%

Tangible Common Equity to Tangible Assets, excluding the fair value of the available for sale securities portfolio

Tangible common equity to tangible assets, excluding the fair value of the available for sale securities portfolio, is a non-GAAP ratio that represents total equity less goodwill and intangible assets and the unrealized gain (loss) on available for sale securities, net of income taxes divided by total assets less goodwill and intangible assets and the unrealized gain (loss) on available for sale securities, net of income taxes. The most comparable GAAP measure of shareholders' equity to total assets is calculated by dividing total shareholders' equity by total assets and the following table sets forth the reconciliation of tangible common equity to tangible assets, excluding the fair value of the available for sale securities portfolio, and shareholders' equity to total assets.

Northrim BanCorp, Inc.	March 31, 2023	December 31, 2022

Total shareholders' equity	$224,425	$218,629
Total assets	2,580,037	2,672,041
Total shareholders' equity to total assets	8.70%	8.18%

Northrim BanCorp Earns $4.8 Million, or $0.84 per Diluted Share in 1Q23
April 27, 2023
21 of 21

Northrim BanCorp, Inc.	March 31, 2023	December 31, 2022

Total shareholders' equity	$224,425	$218,629
Less: goodwill and other intangible assets, net	15,980	15,984
Less: unrealized gain (loss) on available for sale securities, net income taxes	(24,311)	(30,121)
Tangible common shareholders' equity, excluding the fair value of the available for sale securities portfolio	$232,756	$232,766

Total assets	$2,580,037	$2,672,041
Less: goodwill and other intangible assets, net	15,980	15,984
Less: unrealized gain (loss) on available for sale securities, net income taxes	(24,311)	(30,121)
Tangible assets, excluding the fair value of the available for sale securities portfolio	$2,588,368	$2,686,178
Tangible common equity ratio, excluding the fair value of the available for sale securities portfolio	8.99%	8.67%

Note Transmitted on GlobeNewswire on April 27, 2023, at 12:15 pm Alaska Standard Time.